Exhibit 3.1

Delaware The First State	Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “CROWN ELECTROKINETICS CORP.”, FILED IN THIS OFFICE ON THE NINTH DAY OF JUNE, A.D. 2023, AT 5:39 O’ CLOCK P.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of state
5731691 8100 SR# 20232722930	Authentication: 203525342 Date: 06-12-23
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 05:39 PM 06/09/2023 FILED 05:39 PM 06/09/2023 SR 20232722930 - File Number 5731691

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CROWN ELECTROKINETICS CORP.

Pursuant to Section 242 of the

Delaware General Corporation Law

Crown Electrokinetics Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: The name of the Crown Electrokinetics Corp.

SECOND: The date of filing of the Corporation’s original certificate of incorporation with the Secretary of State of the State of Delaware was April 20, 2015, (as 2D Nanocolor Corp.) and which has been amended from time to time (as amended to date, the (“Certificate of Incorporation”).

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Section 242 of the DGCL, duly adopted a resolution to amend the Certificate of Incorporation as follows:

“Article FOURTH, Section A, is amended and restated in its entirety to read as follows:

A.	Classes and Number of Shares. The total number of shares of stock the Corporation shall have authority to issue is Eight Hundred Fifty Million (850,000,000). The classes and aggregate number of shares of each class which the Corporation shall have authority to issue are as follows:

1.	Eight Hundred Million (800,000,000) shares of common stock, par value $0.0001 per share (the “Common Stock”); and

2.	Fifty Million (50,000,000) shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).”

FOURTH: On December 22, 2022, the annual meeting of stockholders of the Corporation was held, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

FIFTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, Crown Electrokinetics Corp. has caused this Certificate of Amendment to be signed in its name this 9th day of June, 2023 and the statements contained therein are affirmed as true under penalties of perjury.

Crown Electrokinetics Corp.

By:	/s/ Douglas Croxall
	Name:	Douglas Croxall
	Title:	Chief Executive Officer